Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of June 15, 2007 by and between Open Energy Corp. (the “Company”) and Aidan H. Shields (“Shields” or “Employee”) (individually, a “party” and together, the “parties”).

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

Position and Responsibilities.

1.                                       Employment.  Employee began employment with the Company on June 12, 2007, as Chief Financial Officer.  Employee reports directly to the CEO of the Company.  Employee shall have the powers and duties commensurate with such position.  Employee’s precise responsibilities and job description are subject to change at any time in the sole and absolute discretion of the Company.

2.                                       Outside Activities.  Employee shall devote his best efforts and substantially all of his business time and attention to the business of the Company and performance of the services customarily incident to such office and to such other services as the CEO or board of directors my reasonably request.

3.                                       At Will Employment.  Employee will be employed on an at-will basis.   Either Employee or Company may terminate the Employment at any time, with or without cause.  The Company also retains the right to transfer, demote, suspend or administer discipline with or without cause and with or without notice, at any time.  The at-will nature of the employment relationship may only be modified in a writing signed by Employee and the Company’s CEO.

Compensation

4.                                       Performance and Salary Review. Employee’s Full Compensation and Equity package will be reviewed as part of a senior officer review during negotiations and on the completion of a new round of equity or debt financing. In addition, during the first year of employment, Employee’s performance will be reviewed six months after Employment begins. Thereafter Employee will have a review on an annual basis by the CEO of the Company. The Company shall base it’s Annual Salary, Bonus and Equity recommendations for the Employee on a benchmark study versus similar roles, experience levels and positions in the marketplace as well as the performance of the employee and the economic circumstances of the Company.

5.                                       Base Annual Salary.  The Company shall pay to Employee an initial base salary at an annual rate of one hundred and seventy-five thousand dollars ($175,000) in accordance with the Company’s customary payroll practices. Salary will be adjusted pursuant to Section 4.

6.                                       Bonuses.  Employee will be entitled to participate in a fiscal 2007-08 Incentive plan to be designed and approved by the CEO and the Compensation Committee of the Board of Directors. In the absence of a fiscal 2007-08 Incentive Plan, The Company and Employee will define a fiscal 2007 performance target to be mutually agreed by August 31, 2007.  The amount of the bonus will be based on the attainment of a fiscal 2007-08 performance target and based on the performance of the Company and the Employee. Additionally the Employee will be entitled to participate in future fiscal year incentive plans with performance conditions to be agreed.

7.                                       Equity Compensation.  The Company shall grant an initial 500,000 options under the terms of the 2006 Equity Compensation Plan which shall vest quarterly over a three year period .  In addition the Company agrees to review the Equity package of the Employee as part of a senior officer review during negotiations and on the completion of a new round of equity or debt financing. Employee will be entitled to participate in Future Equity grants minimally on an annual basis from the date of hire or any other occasions such as a significant refinancing or on ad hoc basis as recommended by the Compensation Committee of the Board of Directors.

8.                                       Withholdings.  All compensation and benefits to Employee hereunder shall be subject to all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

Expense Allowances and Fringe Benefits.

9.                                       Fringe Benefits.  During his employment, Employee shall be eligible to receive and participate in all standard fringe benefits generally made available to other executive employees when and as he becomes eligible for them, as such benefits may be determined, changed, or rescinded from time to time by the Company

10.                                 Vacation Accrual.  Employee shall be eligible to accrue paid vacation each year from the date of employment in accordance with the Company policy.  The vacation accrual will be subject to a maximum accrual, or cap, of five (5) weeks.

11.                                 Education Time. The Company agrees to reasonably support the Employee’s time commitments in his pursuit of an Executive MBA from the University of Southern California in La Costa, CA. The Employee will not be in the office on every alternate Friday beginning August 31st, 2007 for a period of 21 months.

12.                                 Expense Reimbursement.  The Company shall reimburse Employee for any and all expenses reasonably incurred by the Employee in the course and scope of Employee’s duties and which are substantiated in accordance with Company’s reasonable policies and procedures.

13.                                 IRC Section 409A.  To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code and the regulations and guidance promulgated thereunder, (i) the provisions of this Agreement shall be interpreted in a manner to comply in good faith with Section 409A of the Code, and (ii) the parties hereto agree to amend this Agreement, if necessary, for the purposes of complying with Section 409A of the Code promptly upon issuance of any regulations or guidance thereunder; provided that any such amendment shall not materially change the present value of the benefits payable to Employee hereunder or otherwise materially and adversely affect Employee, or the Company or any of the Related Entities, without the written consent of Employee or the Company, as the case may be.

Confidentiality, Intellectual Property and Company Policies

14.                                 Confidentiality.

(a)                                  In addition to his duty to preserve information protected by the attorney client privilege and the work product doctrine, Employee shall not, during the term of this Agreement or at any time thereafter, impart to anyone or use any Confidential Information or Employee may acquire in the performance of Employee’s duties, except as required by law.  Employee will hold in complete confidence and not disclose, produce, publish, permit access to, or reveal any information and material which is proprietary to Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained by Employee, which relates to Company’s business activities (“Confidential Information”).  Confidential Information shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of Employee or any of its agents or employees.

(b)                                 Employee shall take all reasonable measures necessary to protect the confidentiality of the Confidential Information and to avoid disclosure or use of the Confidential Information, except as permitted herein, including the highest degree of care that Employee utilizes to protect Employee’s own confidential information.  Employee shall promptly notify Company in writing of any disclosure, misuse or misappropriation of Confidential Information which may come to Employee’s attention.

(c)                                  Disclosure of Confidential Information is not precluded if such disclosure is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided that Employee will first give notice to Company and make a reasonable effort to obtain a protective order requiring that the Confidential Information be disclosed only for limited purposes for which the order was issued.

(d)                                 Employee shall not disclose the Confidential Information to any third party without first obtaining Company’s written consent and shall disclose the Confidential Information only to its own employees having a need to know.  Employee shall promptly notify Company of any items of Confidential Information prematurely disclosed.

(e)                                  Employee agrees that Company’s Confidential Information has been developed or obtained by the investment of significant time, effort and expense and provides Company with a significant competitive advantage in its business.  If Employee fails to comply with any obligations hereunder, Employee agrees that Company will suffer immediate, irreparable harm for which monetary damages will provide inadequate compensation.  Accordingly, Employee agrees that Company will be entitled, in addition to any other remedies available to it, at law or in equity, to immediate injunctive relief to specifically enforce the terms of this Agreement.

(f)                                    The obligations set forth in this Paragraph 12 and its subparagraphs shall survive expiration or termination of this Agreement.

15.                                 No Solicitation.  Employee agrees that during Employee’s employment and for a one year period after the termination of said employment, Employee will not solicit for hire any current employees of the Company.

16.                                 Assignment of Inventions.  Employee agrees that during the Term that all inventions that are developed using equipment, supplies, facilities or trade secrets of the Company, or result from work performed by Employee for the Company (collectively “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Employee to the Company.

17.                                 Assignment of Intellectual Property Rights.  In addition to the foregoing assignment of Assigned Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Invention, and (b) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Assigned Invention.  Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Assigned Invention, even after expiration or termination of this Agreement.  For the purposes of this Agreement, “Moral Rights” mean any rights to claim authorship of an Assigned Invention to object to or prevent the modification of any Assigned Invention, or to withdraw from circulation or control the publication or distribution of any Assigned Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

18.                                 Work for Hire.  Employee acknowledges and agrees that any copyrightable works prepared by Employee during the Term are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

19.                                 Return of Materials.  On termination of the Employee’s employment for any reason whatsoever, the Employee agrees to deliver promptly to the Company all files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists of any nature whatsoever pertaining to the business of the Corporation and its affiliates and subsidiaries in the possession of the Employee or directly or indirectly under the control of the Employee and not to make for his personal or business use or that of any other person, reproductions or copies of any such property or other property of the Corporation and its affiliates and subsidiaries.

20.                                 Human Resources Policy and Procedures.  Employee agrees to review and abide by personnel policies as well as any Employee Handbook issued by Company.  Employee understands that Company has the right to modify or rescind any policies and procedures for any reason and without notice, except the policy regarding at-will employment.

General Provisions.

21.                                 Governing Law and Forum.  This Agreement shall be governed in accordance with the laws of the State of California.  Any disputes arising out of Employee’s employment or this Agreement shall be brought in San Diego County, California.

22.                                 Severability.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in anyway.

23.                                 Entire Agreement.  This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement, and supersedes any and all prior agreements, arrangements, communications, understandings, documents or rules, either oral or in writing, between the parties for the employment of Employee, and contain all of the covenants and agreements between the parties for such employment in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which is not embodied in this Agreement.  Any modification of this Agreement will be effective only if in writing signed by Employee and Company’s President.

OPEN ENERGY CORP.		Employee

By:
	David P. Saltman	Aidan H. Shields
Its:	President